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                                                                    EXHIBIT 23.4


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, dated August 23, 1994) and related Joint Proxy Statement and Prospectus of Omega Healthcare Investors, Inc. and Health Equity Properties Incorporated for the proposed merger of Health Equity Properties Incorporated with and into Omega Healthcare Investors, Inc. and to the incorporation by reference therein of our report dated March 29, 1994, with respect to the financial statements of Omega Healthcare Investors, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


                                        Ernst & Young LLP


Detroit, Michigan
August 22, 1994